FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (the "Fifth Amendment") is made effective as of June 29, 1998, by and between Ross Stores, Inc. (the "Company") and Melvin A. Wilmore (the "Executive"). The Executive and the Company are parties to an Employment Agreement of March 15, 1994, as amended on March 16, 1995, June 1, 1995, July 29, 1996, and May 19, 1997
(the "Employment Agreement"). The Company and the Executive now desire to further amend the Employment Agreement to set forth (a) the terms upon which the Executive will resign from his employment with the Company, and
(b) the payments and benefits that the Executive will be entitled to receive upon his resignation. Accordingly, the Executive and the Company now enter into this Fifth Amendment.

     1. Resignation. The Executive hereby voluntarily resigns from any and all positions that he holds as an officer, director and/or employee of the Company and any of its subsidiaries effective as of the earlier of (a) January 28 , 2000, or (b) the date that is 60 days after the date on which the Executive's successor commences employment with the Company (the "Resignation Date"). The Executive and the Company may mutually agree in writing to an earlier or later Resignation Date.

     2. Terms of Continued Employment. The Executive shall continue to be employed by the Company in accordance with the terms of the Employment Agreement until the Resignation Date or the earlier termination of the parties' employment relationship in accordance with the terms of the Employment Agreement. Prior to the Resignation Date, it is agreed that there shall be no reduction in Executive's reporting responsibilities unless mutually agreed upon between the Company and the Executive.

     3. Salary and Bonuses. The Executive's salary, referenced in paragraph 4(a) of the Employment Agreement, shall be not less than $645,000 through February 28, 1999. Effective on March 1, 1999, the Executive's salary shall be increased to $680,000.

     4. Resignation Payments and Benefits. The Executive and the Company agree that his voluntary resignation as of the Resignation Date will be a Voluntary Termination as defined in Paragraph 7(g) of the Employment Agreement. Accordingly, the Executive shall not be entitled to any payments or benefits from the Company following the Resignation Date except as set forth in this Fifth Amendment.

     5. Consideration For Release of Claims. In consideration of (a) the Executive's continued performance of his duties for the Company in a satisfactory fashion through the Resignation Date, and (b) the Executive's release (the "Release") of any claims as of the Resignation Date as set forth in Paragraph 6 of this Fifth Amendment (provided that the Release is not revoked by the Executive within seven days after the Resignation Date), then the Company shall provide the Executive with the following payments and benefits when the Release becomes effective:

          (i) for the period commencing on the Resignation Date and ending February 1, 2001, the continuation of the Executive's base salary rate as described in Paragraph 3 above, less applicable withholding, payable in installments in accordance with the Company's standard payroll policies;

          (ii) if the Resignation Date precedes the last day of either Fiscal 1998, and/or Fiscal 1999, the Executive shall be entitled to receive annual bonus(es) attributable to such fiscal year(s), if any, when paid in accordance with the Company's standard practices, less applicable withholdings;

          (iii) a lump sum payment on February 1, 2001, equal to the highest annual bonus that the Executive received, if any, for either fiscal 1998 or fiscal 1999, less applicable withholding;

          (iv) with respect to any stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options;

          (v) with respect to any restricted stock granted to the Executive by the Company, the Executive shall immediately become vested in any unvested restricted stock;

          (vi) with respect to Paragraph 4(f) [Services Furnished] of the Employment Agreement, the Company shall provide the office space and services described therein to the Executive for a period commencing on the Resignation Date and ending February 1, 2001; and

          (vii) until his death or the date of his 65th birthday, whichever occurs first, the Executive shall be entitled to continue to participate (at no cost to the Executive) in the following Company employee benefit plans and arrangements in effect on the date hereof (or other benefit plans or arrangements providing substantially similar benefits) in which the Executive now participates: executive medical, dental, vision and mental health insurance; life insurance; accidental death and dismemberment insurance; travel insurance; group excess personal liability; and matching of Executive's 401(k) and supplemental 401(k) contributions (the "Matching Contributions"). The Company shall not make any changes in such plans or arrangements that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other senior executive of the Company. For purposes of this Paragraph 5(vi), in the event of a Change of Control, as defined in Paragraph 7(f) of the Employment Agreement, the "Company" shall include any other entity that is a successor to the Company, whether by merger, consolidation, liquidation, as a result of the sale, exchange or transfer of all or substantially all of the Company's assets, or otherwise, and the provisions of this Paragraph 5(vi) shall continue to be binding on and shall be performed by such successor for the benefit of the Executive and his heirs and successors. Further, in the event of any such change of control the "senior executives of the Company" referred to in the second sentence of this Paragraph shall mean the senior executives who are members of its executive committee, or equivalent, or if there is no such committee who hold the most senior rank in the successor entity.

          (viii) until his death, the Executive and all members of his immediate family shall be entitled to Company employee discount cards.

          (ix) until his death or the date of his 65th birthday, whichever occurs first, the Executive shall be reimbursed by the Company for any estate planning fees or expenses actually incurred by the Executive, up to a maximum annual reimbursement of $5,000; provided, however, that such annual limit shall be increased from time to time consistent with increases in similar benefits provided to Norman Ferber.

With respect to Paragraphs 5(iv) and (v), the Executive agrees to comply with applicable federal and state securities laws and/or the Company's insider trading policies as in effect on the Resignation Date.

     6. Release. (a) In exchange for the payments and benefits provided to him pursuant to this Fifth Amendment, effective as of the Resignation Date, the Executive and his successors release the Company, its subsidiaries and their respective shareholders, investors, directors, officers, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether known or unknown, which the Executive has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Resignation Date including, but not limited to, any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

     Nothing herein, however, is intended to release the Executive's claims, if any, relating to vested shares, vested retirement benefits or the Executive's rights under California Labor Code Section 2802 and under California General Corporation Law Section 317 which are expressly not released.

               (b) In exchange for the release provided herein, the Company releases the Executive, effective as of the Resignation Date, from any and all claims, actions and causes of actions, whether known or unknown, which the Company has, or at any other time had, or shall or may have against the Executive based upon or arising out of any matters, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Registration Date.

               (c) The Executive and the Company acknowledge that each has read section 1542 of the Civil Code of the State of California, which states in full:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Executive and the Company waive any rights that each has or may have under section 1542 to the full extent that each may lawfully waive such rights pertaining to this general release of claims, and affirms that each is releasing all known and unknown claims that each has or may have against the parties listed above.

THE EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS FIFTH AMENDMENT AND THAT EFFECTIVE ON THE RESIGNATION DATE HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS FIFTH AMENDMENT. THE EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS RELEASE, THAT HE MAY REVOKE THIS RELEASE AT ANY TIME DURING THE 7 DAYS AFTER THE RESIGNATION DATE BY SENDING WRITTEN NOTICE TO THE CHAIRMAN OF THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY REVOCATION PERIOD HAS PASSED. THE EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS FIFTH AMENDMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED IN THIS FIFTH AMENDMENT.

     7. Non-Solicitation; Non-Competition. For a period of three years following the Resignation Date:

          (i) The Executive shall not, directly or indirectly, solicit any employee or officer of the Company to terminate his/her employment with the Company.

          (ii) The Company and the Executive acknowledge that the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive. In addition, the Executive will use and have access to some of the Company's proprietary and valuable confidential information during the course of the Executive's employment. Accordingly, unless otherwise prohibited by law, the Executive shall not provide any labor, work, services or assistance to (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc., Filene's Basement Corp., The Federated Stores, The May Department Stores Company, The TJX Companies, Inc. and Value City Department Stores, Inc. as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the case of a merger or acquisition. However, this subsection shall not prohibit the Executive from making any investment of 1% or less of the equity securities of any publicly-traded corporation that is engaged in any business of the type or character engaged in by the Company. If the Executive breaches this paragraph 7, he shall be liable to the Company for any damages caused by such breach and shall not be entitled to the benefits described in Paragraph 5(vi) and (vii) following such breach.

     8. Attorneys' Fees. The Company shall reimburse the Executive for his reasonable attorneys' fees incurred in the negotiation and documentation of this Fifth Amendment. Each party shall bear its own attorneys' fees and costs incurred in any dispute arising out of this Fifth Amendment.

     9. Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     10. Effect On Employment Agreement. Except as modified by this Fifth Amendment, the Employment Agreement shall remain in full force and effect, and the provisions of the Employment Agreement that are to remain in effect following the termination of the parties' employment relationship (including, but not limited to, paragraphs 6, 10, 11, 12, 17 and 18) shall remain in effect following the Resignation Date.

     11. Entire Agreement; Modification. This Fifth Amendment, along with the Employment Agreement, constitutes the entire agreement between the Executive and the Company concerning the termination of their employment relationship and the subjects described herein. This Fifth Amendment cannot be modified or amended except in a document signed by the Executive and the chairman of the Compensation Committee of the Company's Board of Directors (or such other person as may be designated by the Company's Board of Directors).

     IN WITNESS WHEREOF, the parties have executed this Fifth Amendment effective as of the day and year first written above.


ROSS STORES, INC.


By: /s/ Michael Balmuth 7/22/98             /s/Melvin A. Wilmore 6/29/98
                                           MELVIN A. WILMORE